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EXHIBIT 99.1

Contact:
Ana Lopez
SFBC International, Inc.
305-895-0304

Evan Smith, CFA / Erica Pettit
KCSA Worldwide
212-896-1251 / 212-896-1248

             SFBC International, Inc. Clarifies Organic Growth Rate

MIAMI, July 19, 2002 - SFBC International, Inc. (NASDAQ: SFCC), a provider of specialized, outsourced drug development research services to the pharmaceutical and biotechnology industries, in response to some apparent confusion during this morning's conference call, clarified that its organic growth rate on a pro forma basis is projected to be approximately 11 percent on a year-to-year basis. This calculation assumes that SFBC owned each of its subsidiaries as of January 1, 2001. Because of the growth created by its acquisitions, the organic growth rate is projected to be approximately 21 percent without including SFBC's Miami Phase I facility.

SFBC's Miami Phase I facility, as disclosed in yesterday's press release, has been affected, in part, by a slippage of $2,000,000 from four contracts in the second quarter. Although SFBC is optimistic that it will receive all of the revenues from these four contracts in 2002, it has not included these revenues for its guidance for the year. SFBC reiterates its positive outlook for 2002.

Forward-Looking Statements

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     The statements made in this press release discussing SFBC's anticipated results of operations and its organic growth rate for the second quarter are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("the Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, changes affecting the clinical research industry, a reduction of outsourcing by pharmaceutical and biotechnology companies, our ability to compete nationally and internationally in attracting pharmaceutical and biotechnology companies in order to develop additional business, our clients capabilities in developing and producing drugs and medical devices for clinical trials, our continued ability to recruit participants for clinical studies, the economic climate nationally and internationally as it affects drug development operations, and the future market price of our stock. Further information on the Company's risk factors is contained in the Company's prospectus, Form 10-KSB and other filings with the Securities and Exchange Commission.

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